Exhibit d(ii)

AMENDMENT AGREEMENT

Amending the terms of an Amended and Restated Investment Advisory Agreement

This Amendment Agreement, made as of December 10, 2015, is made by and between Baillie Gifford Funds, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust, and Baillie Gifford Overseas Limited (“BGOL”).

WITNESSETH:

The Trust (acting on behalf of certain series of the Trust)  and BGOL entered into an amended and restated investment advisory agreement on 1 January 2015 pursuant to which the Trust appointed BGOL to furnish investment advisory services and certain other services to ten series of the Trust (the “Investment Advisory Agreement”).

In accordance with Section 6(d) of the Investment Advisory Agreement, the parties now wish to amend the Investment Advisory Agreement to allow a new series of the Trust to appoint BGOL as investment advisor and to provide certain other services.

The terms of this Amendment Agreement have been approved by the requisite majority of trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the Investment Company Act of 1940).

By executing this Amendment Agreement, the parties agree to be bound by the terms of the Investment Advisory Agreement as herein amended, as if the new series of the Trust was a party to the Investment Advisory Agreement with effect from the date hereof.

NOW, THEREFORE, the parties wish to amend the Investment Advisory Agreement as follows:

1.             Schedule A

Schedule A is deleted in its entirety and replaced with the Schedule A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized:

BAILLIE GIFFORD FUNDS, on behalf of each of The Emerging Markets Fund, The EAFE Fund, The International Equity Fund, The Global Alpha Equity Fund, The North American Equity Fund, The EAFE Choice Fund, The International Choice Fund, The EAFE Pure Fund, The Emerging Markets Bond Fund, The Long Term Global Growth Equity Fund and The Asia Ex Japan Fund

/s/ Peter Hadden
Name: Peter Hadden
Authority: President, Baillie Gifford Funds

BAILLIE GIFFORD OVERSEAS LIMITED	/s/ Graham Laybourn
Name: Graham Laybourn
Authority: Director, Baillie Gifford Overseas Limited

Schedule A

Funds, Original Effective Date and Compensation to the Adviser

The fee payable by the Trust on behalf of each Fund shall be computed at the annual rate equal to the percentage of that Fund’s average daily net assets for its then current fiscal year as noted below:

Fund	Original Effective Date	Rate
The Emerging Markets Fund	July 25, 2000	0.55%
The EAFE Fund	July 25, 2000	0.35%
The International Equity Fund	July 25, 2000	0.35%
The Global Alpha Equity Fund	December 1, 2008	0.40%
The North American Equity Fund	December 1, 2008	0.35%
The EAFE Choice Fund	April 1, 2009	0.35%
The International Choice Fund	July 20, 2012	0.35%
The EAFE Pure Fund	June 24, 2013	0.35%
The Emerging Markets Bond Fund	September 26, 2013	0.35%
The Long Term Global Growth Equity Fund	April 25, 2014	0.45%
The Asia Ex Japan Fund	December 10, 2015	0.55%

BAILLIE GIFFORD FUNDS, on behalf of each of The Emerging Markets Fund, The EAFE Fund, The International Equity Fund, The Global Alpha Equity Fund, The North American Equity Fund, The EAFE Choice Fund, The International Choice Fund, The EAFE Pure Fund, The Emerging Markets Bond Fund, The Long Term Global Growth Equity Fund and The Asia Ex Japan Fund

/s/ Peter Hadden
Name: Peter Hadden
Authority: President, Baillie Gifford Funds

BAILLIE GIFFORD OVERSEAS LIMITED	/s/ Graham Laybourn
Name: Graham Laybourn
Authority: Director, Baillie Gifford Overseas Limited